EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Heat Biologics, Inc.

Durham, North Carolina

We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (No. 333-199274) and Form S-8 (No. 333-193453 and 333-196763) of Heat Biologics, Inc. of our report dated March 27, 2015, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

BDO USA, LLP

Raleigh, North Carolina

March 27, 2015